FOR IMMEDIATE RELEASE

IsoRay, Inc. reports FIRST QUARTER RESULTS

13% Revenue Growth In Brain, Lung and Other Non-Prostate Cancer Cases Quarter Over Quarter

RICHLAND, Washington (November 15, 2013) – IsoRay, Inc. (NYSE MKT: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for the treatment of cancers of the brain, lung, head and neck, prostate and gynecological, announced its financial results for the quarter ended September 30, 2013.

Management has continued to promote and diversify IsoRay’s treatment revenues by offering Cesium-131 as the alternative for treating recurrent and difficult cancers located throughout the body. IsoRay, like other medical device companies, is feeling the effects of the new medical device tax created by the Affordable Care Act. Despite what has been a weak prostate market for the industry as a whole, management is seeing indications that new adopters are considering Cesium-131 in the coming year. While IsoRay remains committed to the prostate market, IsoRay’s primary strategic focus is to expand the use of Cesium 131 to combat cancers in numerous other body sites. We are extremely pleased with the effectiveness of Cesium-131 as a treatment solution for brain cancer, head and neck cancer, lung cancer, prostate cancer and gynecological cancers while providing far better quality of life for the patient than other alternatives.

During the last quarter IsoRay added a number of outstanding new medical centers, including Johns Hopkins, Harvard Affiliate Brigham and Women’s, University Medical Center of Princeton and Rutgers Medical School, that performed their first cases utilizing Cesium-131 and more are expected in the near future. .

IsoRay has continued to invest in R&D data protocols to support our future sales efforts for each new body site. In addition we have participated in more national conferences than ever before as our product portfolio expands. IsoRay Chairman and CEO Dwight Babcock commented, “Clinical evidence provided through protocols performed by major medical centers that prove successful with a significant improvement is the key to getting general adoption by community hospitals/physicians which will drive consumers to our product offerings. To this end IsoRay is totally committed. Physicians and institutions through oral presentations, posters and abstracts are reporting outstanding results in the use of Cesium-131 seeds for the treatment of cancers of the brain, head and neck, prostate, gynecological, colon and lung. Given this growing acceptance and interest, we remain committed to our strategic sales and marketing objectives, which we believe will contribute to long term growth and achieving profitability."

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	For the three months ended
	September 30,
	2013	2012

Product sales	$1,049,915	$1,056,232
Cost of product sales	1,127,223	1,076,657

Gross loss	(77,308)	(20,425)

Operating expenses:
Research and development expenses	146,990	141,472
Sales and marketing expenses	359,185	316,056
General and administrative expenses	651,036	644,853

Total operating expenses	1,157,211	1,102,381

Operating loss	(1,234,519)	(1,122,806)

Non-operating income (expense):
Interest income	354	144
Change in fair value of warrant derivative liability	(36,000)	129,000
Financing and interest expense	(741)	(6)

Non-operating income/( expense), net	(36,387)	129,138

Net loss	(1,270,906)	(993,668)
Preferred stock deemed dividends (Note 9)	(726,378)	-
Preferred stock dividends	(2,658)	(2,658)
Net loss applicable to common shareholders	$(1,999,942)	$(996,326)

Basic and diluted loss per share	$(0.06)	$(0.03)

Weighted average shares used in computing net loss per share:
Basic and diluted	35,921,712	33,866,563

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About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter@Isoray.

Contact:

IsoRay Medical

(509) 375-1202

info@Isoray.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 products, future demand for IsoRay's existing and planned products, whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales, whether additional medical centers will begin using Cesium-131, whether additional studies will be published or presented with favorable outcomes from treatment with Cesium-131, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies and protocols support the findings of the initial studies, patient results achieved using our products in both the short and long term, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, the success of our sales and marketing efforts, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.